Exhibit 99.1

CLIFTON SAVINGS BANCORP, INC. ANNOUNCES 2ND QUARTER RESULTS

CLIFTON, N.J.--(BUSINESS WIRE)--Oct. 26, 2005--Clifton Savings Bancorp, Inc. (NASDAQ: CSBK - News; the "Company"), the holding company of Clifton Savings
         ----   ----
Bank, S.L.A. (the "Bank"), today announced the results of its operations for the three and six months ended September 30, 2005. Net income was $1.223 million for the three months ended September 30, 2005, a decrease of $119,000, or 8.9%, as compared to $1.342 million for the three months ended September 30, 2004. Net income was $2.501 million for the six months ended September 30, 2005, an increase of $168,000, or 7.2%, as compared to $2.333 million for the six months ended September 30, 2004. Both basic and diluted earnings per common share were $0.04 for the three months ended September 30, 2005, as compared to $0.05 for the three months ended September 30, 2004, and $0.09 for the six months ended September 30, 2005 as compared to $0.08 for the six months ended September 30, 2004. Dividends per common share were $0.05 for the three months ended September 30, 2005, as compared to $0.03 for the three months ended September 30, 2004, an increase of $0.02, or 66.7%. Dividends per common share were $0.10 for the six months ended September 30, 2005, as compared to $0.06 for the six months ended September 30, 2004, an increase of $0.04, or 66.7%.

Net interest income decreased $214,000, or 4.5%, for the three months ended September 30, 2005, to $4.509 million as compared to $4.723 million for three months ended September 30, 2004, reflecting a 39 basis point decrease in the net interest margin partially offset by an increase of $8.4 million in net interest-earning assets. Average interest-earning assets increased $95.0 million, or 12.8%, which consisted of increases of $84.9 million in loans and $38.1 million in investment securities, partially offset by decreases of $13.9 million in mortgage-backed securities and $14.1 million in other interest-earning assets. Loans and securities increased primarily due to the redeployment of cash received in our initial public stock offering into higher yielding assets. Average interest-bearing liabilities increased $86.7 million, or 15.5%, which consisted of increases of $33.3 million in interest-bearing deposits and $53.4 million in borrowings. Net interest margin decreased to 2.16% for the quarter ended September 30, 2005, from 2.55% for the quarter ended September 30, 2004. The net interest rate spread decreased 51 basis points to 1.54%, as the 16 basis point increase to 4.25% in the average yield earned on interest-earning assets was not sufficient to offset the 67 basis point increase to 2.71% in the average rate paid on interest-bearing liabilities. These increases in yields and costs reflect an increase in the short term interest rate environment experienced during the quarter ended September 30, 2005.

Net interest income increased $219,000, or 2.4%, for the six months ended September 30, 2005, to $9.262 million as compared to $9.043 million for six months ended September 30, 2004, reflecting an increase of $9.6 million in net interest-earning assets partially offset by a 24 basis point decrease in the net interest margin. Average interest-earning assets increased $98.9 million, or 13.5%, which consisted of increases of $95.2 million in loans and $41.0 million in investment securities, partially offset by decreases of $1.7 million in mortgage-backed securities and $35.6 million in other interest-earning assets. Loans and securities increased primarily due to the redeployment of cash received in our initial public stock offering into higher yielding assets. Average interest-bearing liabilities increased $89.3 million, or 16.3%, which consisted of increases of $31.4 million in interest-bearing deposits, and $57.9 million in borrowed funds. Net interest margin decreased to 2.24% for the six months ended September 30, 2005, from 2.48% for the six months ended September 30, 2004. The net interest rate spread decreased 34 basis points to 1.64%, as the 27 basis point increase to 4.23% in the average yield earned on interest-earning assets was not sufficient to offset the 61 basis point increase to 2.59% in the average rate paid on interest-bearing liabilities. These increases in yields and costs reflect an increase in the short term interest rate environment experienced during the six months ended September 30, 2005.

A $150,000 provision for loan losses recorded during the six months ended September 30, 2005, and a $50,000 provision recorded during the three months ended September 30, 2005 were the result of the gross loan portfolio increasing $44.4 million, or 12.5%, from $354.6 million at March 31, 2005 to $399.0 million at September 30, 2005. The majority of the increase was in one-to-four-family residential real estate loans, which increased $41.8 million, or 12.5%, for the period. Non-performing loans increased from $1,000 at March 31, 2005 to $39,000 at September 30, 2005 consisting solely of one single family dwelling at each period end. The percentage of non-performing loans to total loans has been consistently low, remaining under 0.01% to total gross loans at both period ends.

Non-interest expense increased $144,000 or 6.0%, to $2.564 million for the three months ended September 30, 2005 as compared to $2.420 million for the three months ended September 30, 2004. The largest changes were a $78,000 or 6.0% increase in salaries and employee benefits and an $89,000 increase in legal fees. The increase in salaries and employee benefits was largely due to normal salary increases, while the increase in legal expense was due to an insurance reimbursement of previously incurred legal fees being recorded in the three months ended September 30, 2004. Non-interest expense increased $182,000 or 3.6%, to $5.246 million for the six months ended September 30, 2005 as compared to $5.064 million for the six months ended September 30, 2004. The largest changes were a $166,000 or 6.3% increase in salaries and employee benefits and an $81,000 or 10.3% increase in miscellaneous expenses, partially offset by an $86,000 or 35.0% decrease in legal fees. The increase in salaries and employee benefits was largely due to normal salary increases while the decrease in legal expense was due to the abatement of litigation brought against the Bank in connection with the Bank's reorganization into the mutual holding company structure. The increase in miscellaneous expenses is mainly attributable to the write-off of previously capitalized costs for potential branch sites which are no longer considered feasible.

The Company's total assets increased $18.8 million, or 2.2%, to $860.7 million as of September 30, 2005, from $841.9 million as of March 31, 2005 due to loan growth. Net loans increased $44.1 million, or 12.5%, to $398.3 million at September 30, 2005 from $354.2 million at March 31, 2005 primarily due to strong origination volume, which more than offset repayment levels. Securities, including both available for sale and held to maturity issues, decreased $12.2 million, or 2.8%, to $423.7 million at September 30, 2005, from $435.9 million at March 31, 2005. Cash and cash equivalents decreased by $15.0 million, or 48.2%, to $16.1 million at September 30,

2005, as compared to $31.1 million at March 31, 2005, as cash was redeployed into higher yielding loans.

Total liabilities increased $22.8 million, or 3.6%, to $661.5 million at September 30, 2005 from $638.7 million at March 31, 2005. The increase in total liabilities reflected an increase of $21.5 million, or 3.9% in deposits to $578.0 million at September 30, 2005 from $556.5 million at March 31, 2005, which resulted primarily from offering competitive special rates on select term certificates of deposit. Short-term borrowed funds increased $6.3 million or 126.0% to $11.3 million at September 30 2005 from $5.0 million at March 31, 2005. As of September 30, 2005, these borrowed funds consisted of a $10.0 million three month Federal Home Loan Bank of New York term advance at a fixed rate of 3.81% and $1.3 million outstanding in an overnight line of credit having a rate of 4.02%. Long-term borrowed funds decreased $4.7 million or 6.7% to $65.6 million at September 30, 2005 from $70.3 million at March 31, 2005. During the six months ending September 30, 2005, $4.7 million of long-term borrowings were repaid in accordance with their original terms.

Total stockholders' equity decreased $4.0 million, or 2.0%, to $199.2 million at September 30, 2005 from $203.2 million at March 31, 2005. The decrease resulted primarily from the repurchase of 560,130 shares of Company common stock for $5.83 million and cash dividends paid of $1.26 million partially offset by net income of $2.50 million, $382,000 in ESOP shares committed to be released, and a net decrease in unrealized losses of $144,000 on the available for sale securities portfolios.

The Company is the holding company of the Bank, a New Jersey chartered savings and loan association headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey.

This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

                                                 At or For        At or For
                                                  the Six         the Three
                                                   Months          Months
                                                   Ended           Ended
                                               September 30,    September 30,
                                              ---------------- ----------------
                                               2005    2004     2005    2004
                                              ---------------- ----------------

Performance Ratios (1):
Return on average assets                       0.59%   0.62%    0.57%   0.70%
Return on average equity                       2.47%   2.33%    2.43%   2.67%
Interest rate spread (2)                       1.64%   1.98%    1.54%   2.05%
Net interest margin (3)                        2.24%   2.48%    2.16%   2.55%
Noninterest expense to average assets          1.24%   1.34%    1.20%   1.26%
Efficiency ratio (4)                          55.80%  55.08%   56.09%  50.46%
Average interest-earning assets to
 average interest-bearing liabilities          1.30x   1.33x    1.30x   1.33x
Average equity to average assets              23.84%  26.54%   23.57%  26.23%
Basic/diluted earnings per share              $0.09   $0.08    $0.04   $0.05
Dividends per share                           $0.10   $0.06    $0.05   $0.03
Dividend payout ratio                         50.38%  32.49%   50.70%  28.24%

Capital Ratios:
Tangible capital                              17.26%  18.76%   17.26%  18.76%
Core capital                                  17.30%  18.83%   17.30%  18.83%
Risk-based capital                            47.91%  54.85%   47.91%  54.85%

Asset Quality Ratios:
Allowance for loan losses as a
 percent of total gross loans                  0.31%   0.32%    0.31%   0.32%
Allowance for loan losses as a
 percent of nonperforming loans             3205.13% 414.34% 3205.13% 414.34%
Net charge-offs to average
 outstanding loans during the period           0.00%   0.00%    0.00%   0.00%
Nonperforming loans as a percent of
 total loans                                   0.01%   0.08%    0.01%   0.08%
Nonperforming assets as a percent of
 total assets                                  0.00%   0.03%    0.00%   0.03%

Other Data:
Number of:
   Real estate loans outstanding              2,255   2,108    2,255   2,108
   Deposit accounts                          36,004  34,818   36,004  34,818
   Full service customer service
    facilities                                   10      10       10      10


(1)   Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.

Selected  Consolidated Financial and Other Data


                                      At September  At March
                                            30,       31,
                                      --------------------------------
                                           2005      2005    % Change
                                      ------------ --------- ---------
                                      (Dollars in thousands)
Financial Condition Data:
Total assets                             $860,720  $841,877      2.24%
Loans receivable, net                     398,343   354,162     12.47%
Cash and cash equivalents                  16,055    31,121    -48.41%
Securities                                423,694   435,854     -2.79%
Deposits                                  577,989   556,453      3.87%
Borrowed funds                             76,886    75,263      2.16%
Total equity                              199,199   203,173     -1.96%


                                           Six Months
                                       Ended September 30,
                                      --------------------------------
                                             2005      2004  % Change
                                      ------------ --------- ---------
                                      (Dollars in thousands)
Operating Data:
Interest income                           $17,512   $14,463     21.08%
Interest expense                            8,250     5,420     52.21%
                                      ----------------------
Net interest income                         9,262     9,043      2.42%
Provision for loan losses                     150       200    -25.00%
                                      ----------------------
Net interest income after
 provision for loan losses                  9,112     8,843      3.04%
Noninterest income                            140       151     -7.28%
Noninterest expense                         5,246     5,064      3.59%
                                      ----------------------
Earnings before income taxes                4,006     3,930      1.93%
Total income taxes                          1,505     1,597     -5.76%
                                      ----------------------
Net earnings                               $2,501    $2,333      7.20%
                                      ======================

                                          Three Months
                                        Ended September 30,
                                      --------------------------------
                                          2005      2004     % Change
                                      ------------ --------- ---------
                                      (Dollars in thousands)
Operating Data:
Interest income                            $8,885    $7,567     17.42%
Interest expense                            4,376     2,844     53.87%
                                      ----------------------
Net interest income                         4,509     4,723     -4.53%
Provision for loan losses                      50       125    -60.00%
                                      ----------------------
Net interest income after
 provision for loan losses                  4,459     4,598     -3.02%
Noninterest income                             62        73    -15.07%
Noninterest expense                         2,564     2,420      5.95%
                                      ----------------------
Earnings before income taxes                1,957     2,251    -13.06%
Total income taxes                            734       909    -19.25%
                                      ----------------------
Net earnings                               $1,223    $1,342     -8.87%
                                      ======================

----------------------
CONTACT:
     Clifton Savings Bancorp, Inc.
     Bart D'Ambra, 973-473-2200